Exhibits 5 and 23.3

                          Robert W. Olson
       Senior Vice President, General Counsel and Secretary
                Chiquita Brands International Inc.
                       250 East Fifth Street
                      Cincinnati, Ohio  45202

                           July 14, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re: 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan

Dear Sir or Madam:

    I have acted as counsel to Chiquita Brands International, Inc., a New Jersey corporation ("Chiquita"), in connection with the registration of $27,225,000 in deferred compensation obligations (the "Securities") which may be issued pursuant to the 1997 Amended and Restated Chiquita Brands International, Inc. Deferred Compensation Plan (the "Plan").

    I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary for purposes of this opinion and, based upon such review, I am of the opinion that the Securities have been duly and validly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by Chiquita to effect registration under the Securities Act of 1933 of the Securities.

                                       Very truly yours,


                                       /s/ Robert W. Olson

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